Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS RECORD SECOND QUARTER 2021
OPERATING AND FINANCIAL RESULTS AND ANNOUNCES AN ADDITIONAL
$100 MILLION IN BORROWINGS REPAID

DALLAS, Texas, July 27, 2021 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2021. A short slide presentation summarizing the highlights of Matador’s second quarter 2021 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Second Quarter 2021 Management Summary Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of six slides identified as ‘Chairman’s Remarks’ (Slides A through F) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for the second quarter of 2021 compared to Matador’s goals for the year.

Record Results in Second Quarter 2021

“The second quarter of 2021 was an outstanding quarter for Matador highlighted by record operational and financial achievements (see Slide A), including a significant increase in net income and all-time quarterly highs for oil and natural gas production, oil and natural gas revenues, Adjusted EBITDA and adjusted free cash flow. San Mateo also delivered record results in the second quarter highlighted by all-time quarterly highs for third-party midstream revenues, net income, Adjusted EBITDA and adjusted free cash flow (see Slide B). The Board and I would like to acknowledge and express our sincere appreciation to both the Matador and San Mateo teams for their strong execution once again in the second quarter.

“Net cash provided by operating activities in the second quarter was $258.2 million, a 52% sequential increase, leading to second quarter 2021 adjusted free cash flow of $156.3 million, a sequential increase of 145% and an all-time quarterly high. This adjusted free cash flow included $16.3 million in performance incentives received by Matador from our midstream joint venture partner Five Point associated with turning the first 13 Voni wells to sales in the Stateline asset area in the second quarter. Given this strong free cash flow, Matador repaid $100 million in borrowings outstanding in the second quarter of 2021. Matador has now reduced the borrowings outstanding under its reserves-based revolving credit facility by $235 million, or essentially half of the prior borrowings outstanding, during the past three quarters. As a result, Matador’s leverage ratio under the reserves-based credit facility has now declined to 1.8x (see Slide C), which marks the lowest leverage ratio in two years, dating back to the second quarter of 2019. Matador expects to use a significant portion of its free cash flow in future periods to continue reducing the borrowings outstanding under its reserves-based credit facility and paying quarterly dividends to shareholders.

Operations Tracking Key 2021 Milestones, Including Strong Well Results and Improved Capital Efficiency

“Matador’s 2021 priorities and milestones are shown in Slide D, and we continue to be on schedule, or even slightly ahead, of this operating and capital efficiency plan for 2021. During the second quarter of 2021, we achieved our second key operational milestone when we turned to sales in April the first 13 Voni wells in the Stateline asset area. Just recently, we achieved our third key operational milestone when we turned to sales four wells, all two-mile, Second Bone Spring completions, in the Greater Stebbins Area. We remain very pleased with the continued better-than-expected well performance being achieved all across our acreage position in the Delaware Basin, but we are particularly excited by the better-than-expected well performance we continue to achieve in the Stateline asset area and in the Rodney Robinson wells in the western portion of the Antelope Ridge asset area. In fact, the first six Rodney Robinson wells turned to sales in late March 2020, in aggregate, achieved payout in approximately one year, and the first 13 Boros wells turned to sales in September 2020, in aggregate, achieved payout in approximately nine months, all despite being turned to sales in 2020 during periods of significantly lower oil and natural gas prices than we enjoy today. Further, we currently expect the initial 13 Voni wells, in aggregate, to achieve payout even quicker than the first 13 Boros wells.

“Matador’s drilling and completion costs and operating efficiencies continue to improve. Drilling and completion costs averaged $615 per completed lateral foot in the second quarter of 2021, an all-time quarterly low, and $655 per completed lateral foot in the first six months of 2021, approximately 4% below expectations (see Slide E). This improvement in capital efficiency through our transition to drilling and completing longer laterals has been and continues to be a high priority for Matador. Matador expects that 98% of the wells it turns to sales this year should have completed lateral lengths of two miles or longer.

Looking Ahead

“We are today announcing two important modifications to our anticipated operated and non-operated activities for the second half of 2021. First, as the operations team continues to reduce drilling times for wells in the Stateline asset area, we are now expecting to advance completion operations for the next 11 Voni wells currently being drilled entirely into the fourth quarter of 2021, as opposed to completing most of those wells in the first quarter of 2022. Accelerating these completions should allow us to make more capital-efficient use of two stimulation crews during the fall of 2021 and into early 2022, which should enable us to turn this next group of Voni wells to sales two to three months earlier in 2022 than previously anticipated, but will defer some of our expected fourth quarter 2021 production until after the first of next year. Second, we now expect to participate in approximately 2.3 net fewer non-operated well opportunities during 2021 as a result of certain of Matador’s operating partners deferring activity from 2021 into 2022. Given the cost savings in operated D/C/E capital expenditures Matador has achieved thus far in 2021, the capital efficiency this change provides us and the anticipated savings from fewer non-operated well opportunities during the remainder of 2021, we believe we can accelerate completion operations on the 11 new Voni wells in the fourth quarter of 2021 without increasing our total estimated D/C/E capital expenditures for full year 2021. Further, given our strong start during the first two quarters of 2021, we also expect to achieve our full year 2021 production guidance despite the loss of production resulting from fewer non-operated wells being turned to sales in the second half of 2021 and the deferral of production in the Stateline asset area from the fourth quarter into the first quarter of 2022 as currently producing wells are expected to be shut in during completion operations on the next 11 Voni wells. Additional details on these modifications to our operating plan and updates to our third and fourth quarter production estimates are provided in more detail later in this earnings release (see Slide F).

“We are also pleased to announce that San Mateo has recently secured several new midstream opportunities with new and existing customers in Eddy County, New Mexico. We salute the San Mateo team for their successful business development efforts and look forward to these new natural gas, oil and water volumes being connected to San Mateo’s system. As a result, we have increased our anticipated full year 2021 midstream capital expenditures by approximately $15 million to connect these new midstream volumes and to be ready for first production from Matador’s next 11 Voni wells in early 2022. We expect San Mateo to continue to generate free cash flow in the second half of 2021 and have increased our estimates for San Mateo’s Adjusted EBITDA by approximately $10 million for full year 2021.

“We believe the second half of 2021 will continue to be exciting for Matador and its stakeholders as we work to generate additional free cash flow, lower costs, reduce debt, pay dividends to our shareholders and grow the value of our oil and natural gas and midstream assets. We look forward to finishing 2021 in a capital efficient manner to set up even stronger value creation for Matador stakeholders in 2022 and beyond.”

Second Quarter 2021 Financial and Operational Highlights

Net Cash Provided by Operating Activities and Adjusted Free Cash Flow

•Second quarter 2021 net cash provided by operating activities was $258.2 million (GAAP basis), leading to second quarter 2021 adjusted free cash flow (a non-GAAP financial measure) of $156.3 million, a 2.5-fold increase from adjusted free cash flow of $63.9 million in the first quarter of 2021.

Net Income, Earnings Per Share and Adjusted EBITDA

•Second quarter 2021 net income (GAAP basis) was $105.9 million, or $0.89 per diluted common share, a significant improvement from net income of $60.6 million in the first quarter of 2021, and a year-over-year increase from a net loss of $353.4 million in the second quarter of 2020. The change in net income between the year-over-year periods was significantly impacted by a non-cash full cost ceiling impairment of $324.0 million recorded in the second quarter of 2020.

•Second quarter 2021 adjusted net income (a non-GAAP financial measure) was $121.7 million, or $1.02 per diluted common share, a 44% sequential increase from adjusted net income of $84.5 million in the first quarter of 2021, and a significant year-over-year increase from an adjusted net loss of $3.1 million in the second quarter of 2020.

•Second quarter 2021 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $261.0 million, a 32% sequential increase from $198.1 million in the first quarter of 2021, and a 143% year-over-year increase from $107.6 million in the second quarter of 2020.

Record Oil, Natural Gas and Oil Equivalent Production

•As summarized in the table below, Matador’s second quarter 2021 average daily oil, natural gas and total oil equivalent production all exceeded the Company’s expectations and were all-time quarterly highs. The majority of the production outperformance resulted from the better-than-expected performance of the 13 Voni wells in the Stateline asset area, which were turned to sales in April 2021, as well as by continued strong performance from the four most recent Rodney Robinson wells turned to sales in mid-March 2021. The 13 new Voni wells are anticipated to have typical estimated ultimate recoveries (“EURs”) between 1.75 and 2.5 million barrels of oil equivalent (“BOE”), while the ten Rodney Robinson wells turned to sales thus far are currently anticipated to have typical EURs between 1.5 and 2.0 million BOE.

		Production Change (%)
Production	Q2 Average Daily Volume	Sequential(1)	Guidance(2)	Difference(3)	YoY(4)
Total, BOE per day	93,200	+26%	+19% to +22%	+5%	+27%
Oil, Bbl per day	53,400	+28%	+21% to +24%	+5%	+24%
Natural Gas, MMcf per day	239.1	+23%	+16% to +19%	+5%	+32%

(1) As compared to the first quarter of 2021.
(2) Production change previously projected, as provided on April 28, 2021.
(3) As compared to midpoint of guidance provided on April 28, 2021.
(4) Represents year-over-year percentage change from the second quarter of 2020.

Drilling and Completion Costs Continue at Record Lows

•Drilling and completion costs for the 15 operated horizontal wells turned to sales in the second quarter of 2021 averaged $615 per completed lateral foot, a decrease of 28% from average drilling and completion costs of $850 per completed lateral foot achieved in full year 2020. Drilling and completion costs associated with the 21 operated horizontal wells turned to sales in the first half of 2021 averaged $655 per completed lateral foot, approximately 4% below the Company’s expectations.

•Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $101 million in the second quarter of 2021, or 20% below the Company’s estimate of $125 million for D/C/E capital expenditures during the quarter. Matador estimates that approximately $10 million of these savings were directly attributable to improved operational efficiencies and lower-than-expected drilling and completion costs in the Delaware Basin. The remainder of these cost savings resulted primarily from the timing of both operated and non-operated drilling and completion activities, and most of these costs are currently expected to be incurred in the second half of 2021. Through the first six months of 2021, Matador estimates that it achieved cost savings of approximately $16 million attributable to improved operational efficiencies and lower-than-expected drilling and completion costs in the Delaware Basin.

Credit Rating and Senior Unsecured Notes Upgraded by S&P Global Ratings

•On June 28, 2021, S&P Global Ratings raised Matador’s issuer credit rating from “B-” to “B” and raised the issue-level rating on Matador’s senior unsecured notes from “B” to “B+”.

Lender Commitments Increased Under San Mateo’s Revolving Credit Facility

•On June 29, 2021, Matador announced a $75 million increase in lender commitments to the credit facility of its midstream affiliate, San Mateo Midstream, LLC (“San Mateo”), from $375 million to $450 million. In addition, the lenders agreed to refresh and increase the accordion feature under the credit facility to $250 million, which could further expand lender commitments to up to $700 million. The $75 million increase in lender commitments to the credit facility should provide San Mateo with greater operating and financial flexibility.

Quarterly Cash Dividend Declared

•On July 26, 2021, Matador announced that its Board of Directors declared a quarterly cash dividend of $0.025 per share of common stock payable on September 3, 2021 to shareholders of record as of August 12, 2021.

Environmental, Social and Governance (ESG) Metrics Updated

•Coincident with this earnings release on July 27, 2021, Matador published an update to its sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (“SASB”), reflecting Matador’s continued efforts to highlight its commitment to ESG excellence. These updated metrics provide supplemental information to the Company’s inaugural report on SASB-aligned ESG metrics as published on May 17, 2021 and are available on the Company’s website at www.matadorresources.com/sustainability.

Note: All references to Matador’s net income (loss), adjusted net income (loss), Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income (loss), Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net Production Volumes:(1)
Oil (MBbl)(2)	4,855	3,738	3,920
Natural gas (Bcf)(3)	21.8	17.5	16.5
Total oil equivalent (MBOE)(4)	8,482	6,658	6,670
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	53,354	41,537	43,074
Natural gas (MMcf/d)(6)	239.1	194.7	181.4
Total oil equivalent (BOE/d)(7)	93,210	73,983	73,302
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$64.90	$57.05	$24.03
Oil, with realized derivatives (per Bbl)	$56.13	$50.08	$35.28
Natural gas, without realized derivatives (per Mcf)(8)	$4.46	$5.88	$1.49
Natural gas, with realized derivatives (per Mcf)	$4.46	$5.89	$1.49
Revenues (millions):
Oil and natural gas revenues	$412.1	$316.2	$118.8
Third-party midstream services revenues	$19.9	$15.4	$14.7
Realized (loss) gain on derivatives	$(42.6)	$(25.9)	$44.1
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.17	$5.13	$2.82
Lease operating	$3.39	$3.90	$3.92
Plant and other midstream services operating	$1.62	$2.05	$1.47
Depletion, depreciation and amortization	$10.78	$11.24	$14.00
General and administrative(9)	$2.88	$3.33	$2.21
Total(10)	$23.84	$25.65	$24.42
Other (millions):
Net sales of purchased natural gas(11)	$1.3	$1.7	$3.1
Lease bonus - mineral acreage	$—	$—	$4.1

Net income (loss) (millions)(12)	$105.9	$60.6	$(353.4)
Earnings (loss) per common share (diluted)(12)	$0.89	$0.51	$(3.04)
Adjusted net income (loss) (millions)(12)(13)	$121.7	$84.5	$(3.1)
Adjusted earnings (loss) per common share (diluted)(12)(14)	$1.02	$0.71	$(0.03)
Adjusted EBITDA (millions)(12)(15)	$261.0	$198.1	$107.6
Net cash provided by operating activities (millions)(16)	$258.2	$169.4	$101.0
Adjusted free cash flow (millions)(12)(17)	$156.3	$63.9	$(63.8)
San Mateo net income (millions)(18)	$32.6	$18.1	$15.3
San Mateo Adjusted EBITDA (millions)(15)(18)	$42.3	$27.6	$23.2
San Mateo net cash provided by operating activities (millions)(18)	$25.3	$41.2	$20.2
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$32.7	$17.0	$(43.6)
D/C/E capital expenditures (millions)	$100.6	$126.0	$123.2
Midstream capital expenditures (millions)(19)	$4.1	$5.4	$33.2
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.

(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.21, $0.13 and $0.49 per BOE of non-cash, stock-based compensation expense in the second quarter of 2021, the first quarter of 2021 and the second quarter of 2020, respectively.
(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $10.9 million, $4.5 million and $14.0 million less expenses of $9.6 million, $2.9 million and $10.9 million in the second quarter of 2021, the first quarter of 2021 and the second quarter of 2020, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Full Year 2021 Guidance – Production and D/C/E Capital Expenditures Guidance Affirmed, Midstream Capital Expenditures Guidance Increased $15 Million for New Opportunities

As shown in the table below, effective July 27, 2021, Matador affirmed its full year 2021 guidance estimates for oil, natural gas and total oil equivalent production and D/C/E capital expenditures, which were originally provided on February 23, 2021. As explained further below, Matador has increased its full year 2021 estimates for midstream capital expenditures by $15 million at the midpoint of guidance, primarily to accommodate several new midstream opportunities in the second half of 2021.

	2021 Guidance Estimates
Guidance Metric	Actual 2020 Results	February 23, 2021(1)	% YoY Change(2)	July 27, 2021(3)	% YoY Change(4)
Total Oil Production, million Bbl	15.9	17.2 to 17.8	+10%	17.2 to 17.8	+10%
Total Natural Gas Production, Bcf	69.5	76.0 to 79.0	+12%	76.0 to 79.0	+12%
Total Oil Equivalent Production, million BOE	27.5	29.9 to 31.0	+11%	29.9 to 31.0	+11%
D/C/E CapEx(5), millions	$450	$525 to $575	+22%	$525 to $575	+22%
Midstream CapEx(6), millions	$89	$20 to $30	-72%	$35 to $45	-55%
Total D/C/E and Midstream CapEx, millions	$539	$545 to $605	+7%	$560 to $620	+9%

(1) As of and as provided on February 23, 2021.
(2) Represents percentage change from 2020 actual results to the midpoint of previous 2021 guidance, as provided on February 23, 2021.
(3) As of and as affirmed or updated on July 27, 2021.
(4) Represents percentage change from 2020 actual results to the midpoint of updated 2021 guidance, as affirmed or updated on July 27, 2021.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Primarily reflects Matador’s share estimated capital expenditures for San Mateo.

The guidance estimates presented in the table above are based upon the following key assumptions and modifications for anticipated drilling and completions and midstream activity and capital expenditures for full year 2021 as provided on July 27, 2021. Consistent with its February 23, 2021 guidance estimates, Matador still expects 49 gross (45.6 net) operated horizontal wells, with an average completed lateral length of 10,400 feet, to be turned to sales during full year 2021.

•Matador now expects to participate in 65 gross (4.7 net) non-operated horizontal well opportunities during 2021, a decrease of 11 gross (2.3 net) wells from the Company’s prior expectations, primarily as a result of certain of its operating partners deferring drilling and completions activity from 2021 into 2022. As a result, Matador now expects its Delaware Basin non-operated oil and natural gas production in the second half of 2021 to be approximately 225,000 BOE below its prior estimates, including a decrease of approximately 175,000 barrels of oil and 0.3 Bcf of natural gas. Further, Matador now estimates D/C/E capital expenditures attributable to non-operated wells for full year 2021 to be approximately $21 million less than its original estimates as provided on February 23, 2021. Matador’s non-operated oil and natural gas production in the first half of 2021 was in-line with the Company’s expectations.

•As a result of savings of approximately $16 million on operated D/C/E capital expenditures, a faster drilling and completions pace and the anticipated decrease in its non-operated D/C/E capital expenditures in the second half of 2021, Matador now intends to advance the next 11 Voni well completions forward into the fourth quarter of 2021 and expects to be able to do so without increasing its estimates for D/C/E capital expenditures for full year 2021. By doing so, Matador should also be able to fully utilize the same two completions crews throughout the fall of 2021 and into early 2022, which the Company believes will result in more capital efficient completion operations.

•Matador estimates that advancing the next 11 Voni completions into the fourth quarter of 2021 should result in a reduction in estimated fourth quarter production of approximately 475,000 BOE, including a decrease of 275,000 barrels of oil and 1.2 Bcf of natural gas, as compared to prior estimates. This deferred production results from the need to shut in certain Voni and Boros wells in the Stateline asset area during the fourth quarter while completion operations are ongoing on these 11 new Voni wells. These shut-ins were originally expected to occur in the first quarter of 2022. Accelerating these 11 Voni completions into the fourth quarter of 2021, however, should enable these new wells to be turned to sales in February 2022, two to three months earlier than previously anticipated. This acceleration should allow Matador to achieve not only improved capital and operational efficiencies, but also to realize essentially a full year of production from these 11 Voni wells in 2022.

•Matador has today affirmed its full year 2021 production guidance, notwithstanding the anticipated aggregate production decrease of approximately 700,000 BOE in the second half of 2021, including a decrease of approximately 450,000 barrels of oil and 1.5 Bcf of natural gas, as noted above. Significantly, Matador believes it should still achieve its full year 2021 production guidance, primarily as a result of the outperformance associated with the Voni and Rodney Robinson wells turned to sales earlier in 2021, as well as the continued outperformance of the original Boros and Rodney Robinson wells turned to sales during 2020.

•In recent months, San Mateo has secured several new midstream opportunities with producers in Eddy County, New Mexico. San Mateo is very pleased to have these new midstream opportunities, but such opportunities require San Mateo to increase its estimated capital expenditures for full year 2021 in order to build the necessary pipeline connections to secure these additional volumes. In addition, Matador’s decision to accelerate the next 11 Voni completions into the fourth quarter of 2021 requires San Mateo to accelerate the installation of compression facilities and other infrastructure prior to the end of 2021 in order to be prepared for these additional Stateline volumes in early 2022. Previously, these Voni-related capital expenditures were scheduled for early 2022.

•As a result, effective July 27, 2021, Matador increased its full year 2021 estimates for midstream capital expenditures from $20 to $30 million to $35 to $45 million, or an increase of approximately $15 million at the midpoint of guidance. These midstream capital expenditures primarily reflect Matador’s 51% share of San Mateo’s estimated capital expenditures for full year 2021. Notwithstanding this increase in full year 2021 capital expenditures, San Mateo still expects to generate adjusted free cash flow during 2021. Further, the Company now estimates that San Mateo’s full year Adjusted EBITDA should be between $130 and $150 million, as compared to its original estimate of $125 to $135 million, as provided on February 23, 2021.

Third and Fourth Quarter 2021 Completions and Production Cadence Update

Third and Fourth Quarter 2021 Estimated Wells Turned to Sales

Matador expects to focus on its completion operations in the Stateline asset area and in the southern portion of the Arrowhead asset area in Eddy County, New Mexico (the “Greater Stebbins Area”) in the Delaware Basin during the third and fourth quarters of 2021. Early in the third quarter of 2021, as anticipated, Matador turned to sales four gross (3.5 net) operated wells in the Greater Stebbins Area, all of which are two-mile, Second Bone Spring completions. Matador expects to turn to sales 24 gross (22.3 net) operated wells in the fourth quarter of 2021, all of which are two-mile laterals. These estimates reflect no change to the Company’s estimates for operated wells expected to be turned to sales in the second half of 2021 from those originally provided on February 23, 2021.

Third and Fourth Quarter 2021 Estimated Oil, Natural Gas and Oil Equivalent Production

The table below provides Matador’s estimates for anticipated quarterly sequential changes in the Company’s average daily total oil equivalent, oil and natural gas production for the third and fourth quarters of 2021 as of July 27, 2021. These production estimates reflect the anticipated modifications to Matador’s operated and non-operated drilling and completions plans as described above.

Estimated Sequential Change in Q3 and Q4 2021
Period	Average Daily Total Production	Average Daily Oil Production	Average Daily Natural Gas Production
Q3 2021	-10% to -12%	-9% to -10%	-13% to -14%
Q4 2021	0% to +1%	0% to +1%	0% to +1%

Operations Update

Drilling and Completion Activity

Matador operated four drilling rigs in the Delaware Basin during the second quarter of 2021. Two of these rigs are currently drilling in the Stateline asset area in Eddy County, New Mexico. These two rigs recently completed drilling 13 additional Boros wells in the eastern portion of the Stateline asset area and are now drilling 11 new Voni wells in the western portion of that asset area. The other two rigs have been drilling 13 wells in the Greater Stebbins Area, nine of which are still in progress. Four of these wells, all Second Bone Spring completions, were recently turned to sales and are currently cleaning up after completion operations while Matador prepares to install electric submersible pumps (ESPs) in each well. When Matador completes drilling the nine wells currently in progress in the Greater Stebbins Area, the Company plans to use these two rigs to drill two additional Uncle Ches wells in the Ranger asset area in Lea County, New Mexico and several additional Rodney Robinson wells in the western portion of the Antelope Ridge asset area in Lea County. The next 13 Boros wells, the nine remaining Greater Stebbins Area wells and the two Uncle Ches wells, a total of 24 wells, are all expected to be turned to sales prior to the end of 2021, as previously reported.

Wells Completed and Turned to Sales

During the second quarter of 2021, Matador completed and turned to sales a total of 24 gross (15.6 net) wells in its various Delaware Basin operating areas. This total was comprised of 15 gross (14.6 net) operated wells and nine gross (1.0 net) non-operated wells. The 15 operated wells included the first 13 Voni wells in the western portion of the Stateline asset area, all of which had completed lateral lengths of approximately 12,000 feet, or about 2.3 miles, making them the longest horizontal laterals that Matador has completed to date in the Delaware Basin.

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q2 2021
Antelope Ridge	—	—	5	0.3	5	0.3	5-WC A
Arrowhead	—	—	2	0.7	2	0.7	2-3BS
Ranger	—	—	—	—	—	—	No wells turned to sales in Q2 2021
Rustler Breaks	—	—	2	0.0	2	0.0	2-WC A
Stateline	13	12.7	—	—	13	12.7	8-WC A; 4-2BS; 1-1BS
Twin Lakes	—	—	—	—	—	—	No wells turned to sales in Q2 2021
Wolf/Jackson Trust	2	1.9	—	—	2	1.9	2-2BS
Delaware Basin	15	14.6	9	1.0	24	15.6
South Texas	—	—	—	—	—	—	No wells turned to sales in Q2 2021
Haynesville Shale	—	—	4	0.0	4	0.0
Total	15	14.6	13	1.0	28	15.6
Note: WC = Wolfcamp; BS = Bone Spring. For example, 5-WC A indicates five Wolfcamp A completions and 2-3BS indicates two Third Bone Spring completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Recent Wells Continuing to Outperform Expectations

Stateline Asset Area, Eddy County, New Mexico

Matador turned to sales the initial 13 Voni wells in the western portion of the Stateline asset area on a staggered basis during April 2021, and these wells continue to outperform the Company’s expectations. In aggregate, these 13 Voni wells have produced approximately 2.3 million BOE in just over three months of production. These wells have been produced on restricted chokes throughout their early producing lives and still exhibit high flowing surface pressures and shallow production declines.

Matador turned to sales the initial 13 Boros wells in the eastern portion of the Stateline asset area in September 2020. In aggregate, these 13 Boros wells have produced approximately 5.2 million BOE in just over 10 months of production. Most of these wells also continue to produce at high flowing surface pressures with shallow production declines. Of particular interest, in aggregate, these first 13 Boros wells achieved payout in May 2021, or after approximately nine months of production, where payout is defined as net oil and natural gas revenues received less D/C/E capital expenditures plus all associated operating expenses incurred since the wells were turned to sales in September 2020.

All oil, natural gas and water production from these Boros and Voni wells is being gathered via pipeline by San Mateo.

Rodney Robinson Wells, Western Antelope Ridge Asset Area, Lea County, New Mexico

Matador turned to sales four additional Rodney Robinson wells in late March 2021. In aggregate, these four wells have produced 850,000 BOE in approximately four months of production, and these wells continue to outperform the Company’s expectations. These wells have been produced on restricted chokes throughout their early producing lives and still exhibit high flowing surface pressures and shallow production declines.

Matador turned to sales the initial six Rodney Robinson wells in the western portion of the Antelope Ridge asset area in late March 2020. In aggregate, these six wells have produced just over 3.5 million BOE in approximately 16 months of production, and Matador continues to be very pleased with the performance of these wells. These first six Rodney Robinson wells, in aggregate, achieved payout (as described above) in April 2021, or after approximately one year of production. Matador considers this to be particularly significant given that these six wells experienced their first full quarter of production in the second quarter of 2020, when Matador’s realized oil and natural gas prices were $24.03 per barrel and $1.49 per thousand cubic feet, respectively.

Uncle Ches Wells, Ranger Asset Area, Lea County, New Mexico

Matador turned to sales two Uncle Ches wells in the Ranger asset area in March 2021. As noted in the Company’s first quarter earnings release on April 28, 2021, 24-hour initial potential (“IP”) tests were expected to be conducted after these wells were equipped with ESPs. This is Matador’s customary practice for many wells completed and turned to sales in the Ranger and Arrowhead asset areas, particularly in the Bone Spring formations. The following table highlights the 24-hour IP test results from these two Uncle Ches wells, both two-mile, Second Bone Spring completions. Matador is very pleased by the 24-hour IP test results and the 90% oil cuts exhibited by both Uncle Ches wells, as well as by the early performance of both wells. These wells also exhibit very low water cuts, producing less than one barrel of water per barrel of oil produced, which should further enhance the economic returns from these wells.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Ranger, Lea County, NM
Uncle Ches #127H	Second Bone Spring	1,988	198	90%	Tested 1,795 Bbl of oil per day and 1.2 MMcf of natural gas per day on ESP.
Uncle Ches #128H	Second Bone Spring	2,065	208	90%	Tested 1,854 Bbl of oil per day and 1.3 MMcf of natural gas per day on ESP.

(1) 24-hour IP per 1,000 feet of completed lateral length.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, was $64.90 per barrel in the second quarter of 2021, a 14% sequential increase from $57.05 per barrel in the first quarter of 2021, and a 170% year-over-year increase from $24.03 per barrel in the second quarter of 2020. Matador’s weighted average oil price differential relative to the West Texas Intermediate (“WTI”) benchmark, inclusive of the monthly roll and transportation costs, was ($1.27) per barrel in the second quarter of 2021, as compared to ($1.09) per barrel in the first quarter of 2021 and ($3.97) in the second quarter of 2020.

For the third quarter of 2021, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of ($1.00) to ($2.00) per barrel.

Matador’s realized loss on derivatives of approximately $42.6 million in the second quarter of 2021 was primarily attributable to the significant increase in WTI oil prices during the first and second quarters of 2021, resulting in WTI oil prices that were above the strike prices for most of the Company’s oil swaps and costless collars. Please see the accompanying slide presentation for a more complete summary of Matador’s current hedging positions.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, was $4.46 per thousand cubic feet in the second quarter of 2021, a 24% sequential decrease from $5.88 per thousand cubic feet in the first quarter of 2021, but a three-fold increase from $1.49 per thousand cubic feet in the second quarter of 2020. NGL prices, and especially propane prices, continued to be strong in the second quarter, which contributed to the Company’s weighted average natural gas price being well above the Company’s expectations in the second quarter of 2021. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

For the third quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be in the range of +$1.00 to +$1.50 per thousand cubic feet, assuming NGL prices continue to remain strong throughout the third quarter.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses increased 1% sequentially from $5.13 per BOE in the first quarter of 2021 to $5.17 per BOE in the second quarter of 2021. This increase was primarily attributable to increased production taxes associated with oil and natural gas revenues of $412.1 million, an all-time quarterly high, reported by Matador in the second quarter.

•Lease operating expenses decreased 13% sequentially from $3.90 per BOE in the first quarter of 2021 to $3.39 per BOE in the second quarter of 2021. Lease operating expenses in the second quarter reflected a modest increase in costs associated with workovers, chemicals and other typical expenses associated with servicing an increased number of wells over time, but on a unit-of-production basis, these costs were offset by the 26% sequential increase in total oil and natural gas production achieved in the second quarter, resulting primarily from new wells recently turned to sales.

•General and administrative expenses per BOE decreased 14% sequentially from $3.33 per BOE in the first quarter of 2021 to $2.88 per BOE in the second quarter of 2021. General and administrative expenses in the second quarter reflected the reinstatement of employee compensation beginning in March 2021, which had been previously reduced beginning in March 2020 in response to the significantly lower oil and natural gas price environment at that time. In addition, no bonuses were awarded to Matador management and staff in 2020. General and administrative expenses also reflected an increase in stock-based compensation expense associated with the Company’s cash-settled stock awards, the values of which are remeasured at each reporting period. Matador’s share price increased 54% from $23.45 at March 31, 2021 to $36.01 at June 30, 2021. On a unit-of-production basis, however, general and administrative expenses were positively impacted by the large sequential production increase in the second quarter.

San Mateo Highlights and Update

Operating Highlights and Financial Results

San Mateo’s operations in the second quarter of 2021 were highlighted by sequentially higher volumes and better-than-expected financial results. Natural gas gathering and processing, water handling and oil gathering and transportation volumes all increased sequentially in the second quarter of 2021, primarily as a result of the first 13 Voni wells being turned to sales in the Stateline asset area, along with two new wells in the Wolf asset area. Second quarter 2021 volumes do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in the second quarter), but for which San Mateo recognized revenues during the second quarter of 2021. San Mateo anticipates natural gas gathering and processing, water handling and oil gathering and transportation volumes should decrease sequentially in the third quarter of 2021, consistent with the anticipated sequential decrease in Matador’s production volumes. These volumes are now expected to increase slightly in the fourth quarter of 2021 and then significantly in the first quarter of 2022.

Operating Highlights

During the second quarter of 2021, San Mateo:

•Handled an average of 281,000 barrels of produced water per day, a 21% sequential increase, as compared to 233,000 barrels per day in the first quarter of 2021, and a 30% year-over-year increase, as compared to 217,000 barrels per day in the second quarter of 2020.

•Gathered or transported an average of 43,900 barrels of oil per day, a 25% sequential increase, as compared to 35,000 barrels of oil per day in the first quarter of 2021, and a 61% year-over-year increase, as compared to 27,300 barrels per day in the second quarter of 2020.

•Gathered an average of 252 million cubic feet of natural gas per day, a 32% sequential increase, as compared to 191 million cubic feet per day in the first quarter of 2021, and a 29% year-over-year increase, as compared to 195 million cubic feet per day in the second quarter of 2020.

•Processed an average of 223 million cubic feet of natural gas per day at its Black River Processing Plant, a 41% sequential increase, as compared to 158 million cubic feet per day in the first quarter of 2021, and a 38% year-over-year increase, as compared to 162 million cubic feet per day in the second quarter of 2020.

Financial Results

During the second quarter of 2021, San Mateo achieved better-than-anticipated financial results as described below. Net income, Adjusted EBITDA and adjusted free cash flow were each at all-time highs for San Mateo.

•Net income (GAAP basis) of $32.6 million, an 80% sequential increase from $18.1 million in the first quarter of 2021, and a 2.1-fold year-over-year increase from $15.3 million in the second quarter of 2020. This quarterly result was above the Company’s expectations for the second quarter, primarily resulting from better-than-expected volumes delivered by Matador and other San Mateo customers.

•Adjusted EBITDA (a non-GAAP financial measure) of $42.3 million, a 53% sequential increase from $27.6 million in the first quarter of 2021, and an 82% year-over-year increase from $23.2 million in the second quarter of 2020.

•Net cash provided by San Mateo operating activities (GAAP basis) of $25.3 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $32.7 million.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $4.1 million in the second quarter of 2021, about $2 million less than the Company’s estimate of $6.0 million for the quarter, primarily attributable to both cost savings on completed projects and the timing of various operations. As noted earlier in this release, effective July 27, 2021, Matador increased its guidance for full year 2021 midstream capital expenditures from $20 to $30 million to $35 to $45 million to account for additional capital expenditures associated with new midstream opportunities, as well as to plan for additional infrastructure needed to handle increased volumes associated with the acceleration of production from Matador’s next 11 Voni wells in the Stateline asset area into the first quarter of 2022, which was earlier than prior expectations. These midstream capital expenditures primarily reflect Matador’s 51% share of San Mateo’s estimated capital expenditures for full year 2021.

Conference Call Information

The Company will host a live conference call on Wednesday, July 28, 2021, at 9:00 a.m. Central Time to review its second quarter 2021 operational and financial results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 9189353. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through August 31, 2021.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; the operating results of the Company’s midstream joint venture’s Black River cryogenic natural gas processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-

looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$44,632	$57,916
Restricted cash	34,576	33,467
Accounts receivable
Oil and natural gas revenues	154,077	85,098
Joint interest billings	42,130	34,823
Other	19,826	17,212
Derivative instruments	6,171	6,727
Lease and well equipment inventory	11,657	10,584
Prepaid expenses and other current assets	20,559	15,802
Total current assets	333,628	261,629
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	5,514,224	5,295,931
Unproved and unevaluated	926,492	902,133
Midstream properties	859,189	841,695
Other property and equipment	29,983	29,561
Less accumulated depletion, depreciation and amortization	(3,867,858)	(3,701,551)
Net property and equipment	3,462,030	3,367,769
Other assets
Derivative instruments	2,424	2,570
Other long-term assets	36,467	55,312
Total assets	$3,834,549	$3,687,280
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,573	$13,982
Accrued liabilities	151,051	119,158
Royalties payable	82,256	66,049
Amounts due to affiliates	15,823	4,934
Derivative instruments	127,687	45,186
Advances from joint interest owners	6,208	4,191
Other current liabilities	25,982	37,436
Total current liabilities	422,580	290,936
Long-term liabilities
Borrowings under Credit Agreement	240,000	440,000
Borrowings under San Mateo Credit Facility	352,500	334,000
Senior unsecured notes payable	1,041,789	1,040,998
Asset retirement obligations	39,737	37,919
Derivative instruments	3,024	—
Deferred income taxes	7,847	—
Other long-term liabilities	24,946	30,402
Total long-term liabilities	1,709,843	1,883,319
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 117,123,379 and 116,847,003 shares issued; and 116,992,831 and 116,844,768 shares outstanding, respectively	1,171	1,169
Additional paid-in capital	2,061,815	2,027,069
Accumulated deficit	(580,981)	(741,705)
Treasury stock, at cost, 130,548 and 2,235 shares, respectively	(2,243)	(3)
Total Matador Resources Company shareholders’ equity	1,479,762	1,286,530
Non-controlling interest in subsidiaries	222,364	226,495
Total shareholders’ equity	1,702,126	1,513,025
Total liabilities and shareholders’ equity	$3,834,549	$3,687,280

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Oil and natural gas revenues	$412,074	$118,767	$728,307	$316,681
Third-party midstream services revenues	19,850	14,668	35,288	30,498
Sales of purchased natural gas	10,918	13,981	15,428	24,525
Lease bonus - mineral acreage	—	4,062	—	4,062
Realized (loss) gain on derivatives	(42,611)	44,110	(68,524)	54,977
Unrealized (loss) gain on derivatives	(42,804)	(132,668)	(86,227)	3,762
Total revenues	357,427	62,920	624,272	434,505
Expenses
Production taxes, transportation and processing	43,843	18,797	78,017	40,513
Lease operating	28,752	26,162	54,691	57,072
Plant and other midstream services operating	13,746	9,780	27,409	19,744
Purchased natural gas	9,628	10,922	12,483	18,980
Depletion, depreciation and amortization	91,444	93,350	166,307	184,057
Accretion of asset retirement obligations	511	495	1,011	971
Full-cost ceiling impairment	—	324,001	—	324,001
General and administrative	24,397	14,723	46,585	30,945
Total expenses	212,321	498,230	386,503	676,283
Operating income (loss)	145,106	(435,310)	237,769	(241,778)
Other income (expense)
Net loss on asset sales and impairment	—	(2,632)	—	(2,632)
Interest expense	(17,940)	(18,297)	(37,590)	(38,109)
Other income (expense)	14	473	(661)	1,793
Total other expense	(17,926)	(20,456)	(38,251)	(38,948)
Income (loss) before income taxes	127,180	(455,766)	199,518	(280,726)
Income tax provision (benefit)
Deferred	5,349	(109,823)	8,189	(69,866)
Income tax provision (benefit)	5,349	(109,823)	8,189	(69,866)
Net income (loss)	121,831	(345,943)	191,329	(210,860)
Net income attributable to non-controlling interest in subsidiaries	(15,926)	(7,473)	(24,779)	(16,827)
Net income (loss) attributable to Matador Resources Company shareholders	$105,905	$(353,416)	$166,550	$(227,687)
Earnings (loss) per common share
Basic	$0.91	$(3.04)	$1.43	$(1.96)
Diluted	$0.89	$(3.04)	$1.40	$(1.96)
Weighted average common shares outstanding
Basic	116,801	116,071	116,804	115,977
Diluted	118,993	116,071	118,617	115,977

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating activities
Net income (loss)	$121,831	$(345,943)	$191,329	$(210,860)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized loss (gain) on derivatives	42,804	132,668	86,227	(3,762)
Depletion, depreciation and amortization	91,444	93,350	166,307	184,057
Accretion of asset retirement obligations	511	495	1,011	971
Full-cost ceiling impairment	—	324,001	—	324,001
Stock-based compensation expense	1,795	3,286	2,650	7,080
Deferred income tax provision (benefit)	5,349	(109,823)	8,189	(69,866)
Amortization of debt issuance cost	931	715	1,655	1,399
Net loss on asset sales and impairment	—	2,632	—	2,632
Changes in operating assets and liabilities
Accounts receivable	(39,220)	10,286	(78,900)	46,628
Lease and well equipment inventory	(549)	428	(437)	(868)
Prepaid expenses and other current assets	(3,681)	(1,784)	(4,483)	(1,610)
Other long-term assets	72	57	91	1,806
Accounts payable, accrued liabilities and other current liabilities	25,785	6,211	34,345	(52,351)
Royalties payable	10,466	(24,582)	16,207	(24,198)
Advances from joint interest owners	(792)	8,692	2,017	5,094
Other long-term liabilities	1,454	324	1,387	232
Net cash provided by operating activities	258,200	101,013	427,595	210,385
Investing activities
Drilling, completion and equipping capital expenditures	(124,739)	(150,192)	(210,725)	(283,362)
Acquisition of oil and natural gas properties	(8,680)	(10,912)	(15,356)	(51,736)
Midstream capital expenditures	(8,712)	(49,899)	(25,092)	(123,338)
Expenditures for other property and equipment	(112)	(594)	(245)	(1,381)
Proceeds from sale of assets	16	1,056	296	1,056
Net cash used in investing activities	(142,227)	(210,541)	(251,122)	(458,761)
Financing activities
Repayments of borrowings under Credit Agreement	(140,000)	—	(240,000)	—
Borrowings under Credit Agreement	40,000	70,000	40,000	130,000
Repayments of borrowings under San Mateo Credit Facility	(23,000)	—	(34,000)	—
Borrowings under San Mateo Credit Facility	41,500	12,500	52,500	32,000
Cost to amend credit facilities	(830)	—	(830)	(660)
Dividends paid	(2,913)	—	(5,826)	—
Contributions related to formation of San Mateo	16,250	—	31,626	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	17,172	—	67,172
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(14,700)	(10,535)	(28,910)	(22,050)
Taxes paid related to net share settlement of stock-based compensation	(1,163)	(157)	(2,884)	(1,493)
Other	(166)	7,261	(324)	7,087
Net cash (used in) provided by financing activities	(85,022)	96,241	(188,648)	226,756
Increase (decrease) in cash and restricted cash	30,951	(13,287)	(12,175)	(21,620)
Cash and restricted cash at beginning of period	48,257	56,795	91,383	65,128
Cash and restricted cash at end of period	$79,208	$43,508	$79,208	$43,508

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All reference to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$105,905	$60,645	$(353,416)
Net income attributable to non-controlling interest in subsidiaries	15,926	8,853	7,473
Net income (loss)	121,831	69,498	(345,943)
Interest expense	17,940	19,650	18,297
Total income tax provision (benefit)	5,349	2,840	(109,823)
Depletion, depreciation and amortization	91,444	74,863	93,350
Accretion of asset retirement obligations	511	500	495
Full-cost ceiling impairment	—	—	324,001
Unrealized loss on derivatives	42,804	43,423	132,668
Non-cash stock-based compensation expense	1,795	855	3,286
Net loss on asset sales and impairment	—	—	2,632
Consolidated Adjusted EBITDA	281,674	211,629	118,963
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(20,708)	(13,514)	(11,369)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$260,966	$198,115	$107,594

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$258,200	$169,395	$101,013
Net change in operating assets and liabilities	6,465	23,308	368
Interest expense, net of non-cash portion	17,009	18,926	17,582
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(20,708)	(13,514)	(11,369)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$260,966	$198,115	$107,594

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$32,562	$18,068	$15,252
Depletion, depreciation and amortization	7,521	7,523	4,786
Interest expense	2,118	1,928	1,854
Accretion of asset retirement obligations	61	60	49
Net loss on impairment	—	—	1,261
Adjusted EBITDA	$42,262	$27,579	$23,202

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$25,261	$41,198	$20,164
Net change in operating assets and liabilities	15,210	(15,308)	1,354
Interest expense, net of non-cash portion	1,791	1,689	1,684
Adjusted EBITDA	$42,262	$27,579	$23,202

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$105,905	$60,645	$(353,416)
Total income tax provision (benefit)	5,349	2,840	(109,823)
Income (loss) attributable to Matador Resources Company shareholders before taxes	111,254	63,485	(463,239)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	—	324,001
Unrealized loss on derivatives	42,804	43,423	132,668
Net loss on asset sales and impairment	—	—	2,632
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	154,058	106,908	(3,938)
Income tax expense (provision)(1)	32,352	22,451	(827)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$121,706	$84,457	$(3,111)

Basic weighted average shares outstanding, without participating securities	116,398	116,249	116,071
Dilutive effect of participating securities	403	558	—
Weighted average shares outstanding, including participating securities - basic	116,801	116,807	116,071
Dilutive effect of options and restricted stock units	2,192	1,862	—
Weighted average common shares outstanding - diluted	118,993	118,669	116,071
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.04	$0.72	$(0.03)
Diluted	$1.02	$0.71	$(0.03)

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Adjusted free cash flow for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2020
Net cash provided by operating activities	$258,200	$169,395	$101,013
Net change in operating assets and liabilities	6,465	23,308	368
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(19,831)	(12,686)	(10,544)
Performance incentives received from Five Point	16,250	15,376	—
Total discretionary cash flow	261,084	195,393	90,837

Drilling, completion and equipping capital expenditures	124,739	85,986	150,192
Midstream capital expenditures	8,712	16,380	49,899
Expenditures for other property and equipment	112	133	594
Net change in capital accruals	(24,938)	33,376	(14,119)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(3,812)	(4,356)	(31,928)
Total accrual-based capital expenditures(3)	104,813	131,519	154,638
Adjusted free cash flow	$156,271	$63,874	$(63,801)

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2021	2021	2020
Net cash provided by San Mateo operating activities	$25,261	$41,198	$20,164
Net change in San Mateo operating assets and liabilities	15,210	(15,308)	1,354
Total San Mateo discretionary cash flow	40,471	25,890	21,518

San Mateo capital expenditures	8,688	15,332	50,524
Net change in San Mateo capital accruals	(909)	(6,442)	14,635
San Mateo accrual-based capital expenditures	7,779	8,890	65,159
San Mateo adjusted free cash flow	$32,692	$17,000	$(43,641)